Exhibit 99.2

Amended and Restated Amendment to Replacement Capital Covenants, dated as of October 27, 2010 (this “Amendment”), by JPMorgan Chase & Co., a Delaware corporation (together with its successors and assigns, the “Corporation”).

Recitals

A. The Corporation has executed Replacement Capital Covenants dated as of August 17, 2006, September 28, 2006 (two separate Replacement Capital Covenants), February 2, 2007 (two separate Replacement Capital Covenants), May 24, 2007, August 1, 2007, April 23, 2008, May 14, 2008 and August 21, 2008 (the “Replacement Capital Covenants”), which JPMorgan Chase executed in favor of and for the benefit of each Covered Debtholder (as defined therein) in connection with offerings of capital securities by certain affiliated Delaware trusts and an offering of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I.

B. The Corporation desires to amend the first three Replacement Capital Covenants that it executed as set forth below in accordance with Section 5(c) thereof.

C. The Corporation desires to amend all of the Replacement Capital Covenants as set forth below in accordance with Section 4(b) thereof.

D. The Corporation is entering into this Amendment with the intent that the covenants provided for in the Replacement Capital Covenants as amended hereby be enforceable by each Covered Debtholder from and after the date hereof to the fullest extent permitted by applicable law.

E. The Corporation acknowledges that from and after the date hereof, reliance by each Covered Debtholder upon the covenants provided for in the Replacement Capital Covenants, as amended by this Amendment, is reasonable and foreseeable by the Corporation and that, were the Corporation to disregard the covenants provided for in the Replacement Capital Covenants, as so amended, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.

F. The Corporation executed an Amendment to Replacement Capital Covenants, dated as of October 15, 2010, which is amended and restated in its entirety by this Amended and Restated Amendment to Replacement Capital Covenants, dated as of October 27, 2010.

NOW, THEREFORE, the Corporation hereby amends the Replacement Capital Covenants as follows:

SECTION 1. Amendment of First Three Replacement Capital Covenants. The Replacement Capital Covenants dated as of August 17, 2006 and September 28, 2006 (two separate Replacement Capital Covenants) that the Corporation executed are hereby amended in accordance with Section 5(c) thereof by deleting Section 4(b) thereof and replacing Section 4(b) with the following:

“(b) This Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed by the Corporation with the consent of the Holders of at least a majority by principal amount of the then effective series of Covered Debt, provided that this Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed only by the Corporation (and without the consent of the Holders of the then effective series of Covered Debt) if the effect of such amendment or supplement is solely to impose additional restrictions on the ability of the Corporation to repay, redeem or repurchase Securities in any circumstance or an officer of the Corporation has delivered to the Holders of the then effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the Holders of the then effective series of Covered Debt.”

SECTION 2. Amendment of All of the Replacement Capital Covenants. All of the Replacement Capital Covenants are hereby amended in accordance with Section 4(b) thereof by deleting Section 3(b) thereof and replacing Section 3(b) with the following:

“(b) On or during the 30-day period immediately preceding any Redesignation Date with respect to the Covered Debt then in effect, the Corporation shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:

(i) the Corporation shall identify each series of its then outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(ii) the Corporation shall designate one of such series to be the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date;

(iii) the series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to clause (ii) above shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to but not including the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and

(iv) in connection with such identification of a new series of Covered Debt, the Corporation shall, as provided for in Section 3(c), give a notice and file with the Commission a current report on Form 8-K including or incorporating by reference this Replacement Capital Covenant as an exhibit within the time frame provided for in such section.”

SECTION 3. Covered Debt Held by a Trust. The Corporation agrees that, if at any time the Covered Debt is held by a trust (for example, where the Covered Debt is issued in conjunction with an issuance of trust preferred securities), a holder of the securities issued by such trust may enforce (including by instituting legal proceedings) the Replacement Capital Covenants as amended by this Amendment directly against the Corporation as though such holder owned Covered Debt directly, and such holder shall be deemed to be a holder of “Covered Debt” for purposes of the Replacement Capital Covenants as amended by this Amendment for so long as the indebtedness held by such trust remains Covered Debt thereunder.

SECTION 4. Miscellaneous. (a) This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

(b) Except as expressly amended hereby, all of the provisions, covenants, terms and conditions of the Replacement Capital Covenants are ratified and confirmed, and shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer, as of the day and year first above written.

JPMORGAN CHASE & CO.

By:	/s/ Norma C. Corio
Name: Norma C. Corio
Title: Corporate Treasurer